TO BUSINESS AND ENERGY EDITORS:

EPiC Energy Resources Announces Third Quarter Results

HOUSTON, Nov. 10 /PRNewswire-FirstCall/ — EPiC Energy Resources, Inc. (OTC Bulletin Board: EPCC) ("EPiC") a provider of engineering, management consulting, training and data management services to the energy industry, today announced its financial and operating results for the three and nine months ended September 30, 2008.

Since its inception, EPiC has grown through three [accretive] acquisitions. In August 2007, EPiC acquired The Carnrite Group, LLC ("Carnrite"), a management consulting company focused on providing strategic and operational consulting services to the broad energy industry. In December 2007, EPiC acquired Pearl Investment Company ("Pearl"), a diversified engineering and energy services company. In February 2008, EPiC acquired Epic Integrated Solutions, LLC ("EIS"), a global training company.

Third Quarter Results:

During the third quarter of 2008, EPiC generated total revenues of $21.3 million, a 28% increase sequentially from the $16.6 million of revenue produced in the second quarter of this year. Total revenue in the third quarter of 2008 was made up of $10.3 million in consulting and engineering fees and $11.0 million in reimbursed expenses compared to the second quarter of 2008 when EPiC's revenue was made up of $9.6 million in consulting and engineering fees and $7.0 million in reimbursed expenses. The increase in sequential total revenue was primarily due to an increase in demand in consulting and field services.

Income from operations during the third quarter of 2008 rose to $511,000 in the third quarter of 2008 compared to a loss of $2.2 million in the second quarter of 2008. In the third quarter of 2007, prior to the acquisition of Pearl and EIS, EPiC generated revenue of $1.6 million and income from operations of $174,000.

EBITDA moved into positive territory for the first time in EPiC's history in the third quarter 2008, increasing by $3.2 million sequentially to $1.5 million, or 7% of revenue, compared to an EBITDA loss of $1.7 million generated in the second quarter of 2008. EBITDA is a non-GAAP measure and is defined and reconciled to net income later in this press release.

During the third quarter of 2008, EPiC had a net loss of $3.3 million, or $0.08 per share, compared sequentially to a net loss of $3.8 million, or $0.09 per share in the second quarter of 2008. In the third quarter of 2007, EPiC had a net loss of $43,000, or $0.00 per share. Net income in the third quarter was negatively impacted by a $2.1 million accrual for liquidated damages related to a delay in the registration of the Company's Form S-1A, which became effective on November 7, 2008 and $1.6 million of interest and amortization expense recognized during that period. Excluding total non-cash expenses and other one-time expenses of $4.6 million, the third quarter 2008 net income would have been $1.3 million or $0.03 per diluted share.

Cash flow from operations increased by $1.9 million in the third quarter of 2008, which allowed us to generate cash on hand of $3.5 million at the end of the third quarter. Year-to-date we have generated $3.4 million in operating cash flow, of that, 56%, or $1.9 million was generated in the third quarter alone.

"I am proud of all that was accomplished by the EPiC team in the third quarter," said Rex P. Doyle, EPiC's Chief Executive Officer. "We demonstrated strong sequential growth in sales while reducing our expenses. As a result, our operating income was substantially higher and we increased our cash balance during the quarter. We also continued to focus on integrating our business units to insure that we have the right people and systems in place to profitably grow our business and leverage the numerous growth opportunities that we have identified. During the quarter, we expanded our geographic reach by opening an office in Pittsburgh that will develop our opportunities in the Appalachian region. We have also laid the groundwork to open an engineering office in Durango, Colorado by the end of this year.

"Just like others in the energy industry, we are concerned about the volatility in the credit and commodity-price markets," added Mr. Doyle. "We have initiated expense and cash controls to make sure that we use our resources wisely. Although the industry may experience a protracted downturn, we believe that this could be a positive for us as many will look to outsource additional projects. Our team is excited about growing our organization while keeping our costs under control."

As of September 30, 2008, Epic's potential backlog for consulting services to be performed in the future was approximately $28.3 million. This compares with a combined backlog of approximately $45.8 million as of June 30, 2008. Our backlog does not include anticipated contracts for 2009 since our clients are currently preparing their 2009 budgets. It is also impacted by typical winter slow-downs, particularly for projects in the Rockies.

First Nine Month Results:

During the first nine months of 2008, EPiC generated total revenues of $55.4 million and a net loss of $8.4 million, or $0.19 per share. Included in these results was $10.2 million of non-cash and one-time items, or $0.24 per share. Adjusted for this special item, our net loss would have been $1.8 million during the 2008 nine-month period. During the comparable period of 2007, EPiC generated revenue of $1.7 million and a net loss of $2.3 million, or $0.06 per share.

Net cash provided by operating activities for the nine months ended September 30, 2008 was $3.4 million, of which $1.9 million was generated in the third quarter. During the first nine months of 2008, EPiC realized a net loss from operations of $1.5 million.

Conference Call

EPiC will host a conference call to discuss its third quarter 2008 results on Monday, November 10, 2008, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (303) 262-2161 and ask for the "EPiC Energy Resources" call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of EPiC's corporate website, http://www.1epic.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until November 17, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11122320#. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About EPiC

EPiC Energy Resources is a Houston based integrated energy services company. EPiC provides consulting, engineering, construction management, operations, maintenance, specialized training and data management services focused primarily on the upstream and midstream energy infrastructure. Services are provided through Pearl, a diversified engineering and energy services company; Carnrite, a management consulting company focused on providing strategic and operational consulting services to the broad energy industry; and EIS, a global training and data management services company. EPiC is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, http://www.1epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements. These forward-looking statements are based on management's belief and assumptions derived from currently available information. Although EPiC Energy Resources ("EPiC") believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for EPiC's services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in EPiC's SEC filings. EPiC does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.

(1)
This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or "EBITDA." EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Epic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:

—	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
—	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and
—	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

—	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
—	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
—	EBITDA does not reflect income taxes;
—
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

—	Other companies in its industry may calculate EBITDA differently than Epic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months Ended September 30,		Nine months Ended September 30,
	2008	2007	2008	2007
Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net Income	$(3,296)	$(217)	$(8,369)	$(291)
Income taxes	11	-	11	-
Net interest expense	3,796	217	6,824	(291)
Depreciation and amortization	1,032	-	1,967	-
EBITDA	$1,543	$-	$433	$(582)

-Tables to Follow-

EPiC ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
REVENUES
Consulting fees	$10,296	$1,571	$31,192	$1,666
Reimbursed expenses	10,985	-	24,164	-
Oil and gas revenue	-	-	-	10
Total Revenues	21,281	1,571	55,356	1,676

OPERATING EXPENSES
General and administrative	1,475	479	6,761	1,328
Professional and subcontracted services	1,449	504	5,430	504
Compensation and benefits	5,979	259	19,375	259
Reimbursed expenses	10,391	-	22,092	-
Occupancy, communication and other	340	75	1,001	75
Lease operating expenses	102	80	258	203
Depreciation, amortization and depletion	1,032	-	1,967	-
Accretion expense	2	-	7	9
Impairment of oil and gas properties	-	-	-	1,339
Total Operating Expenses	20,770	1,397	56,891	3,717

Income (Loss) from Operations	511	174	(1,535)	(2,041)

OTHER INCOME (EXPENSE)
Interest and other income (expense)	(2,167)	-	(2,109)	7
Interest expense	(1,629)	(217)	(4,715)	(298)
Total Other Expense, net	(3,796)	(217)	(6,824)	(291)

Loss Before Taxes	(3,285)	(43)	(8,359)	(2,332)

Income tax expense	11	-	11	-

Net Loss	$(3,296)	$(43)	$(8,370)	$(2,332)

LOSS PER COMMON SHARE - Basic and Diluted	$(0.08)	$(0.00)	$(0.19)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and Diluted	43,041,827	33,901,262	42,993,378	38,946,918

EPiC ENERGY RESOURCES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2008 (unaudited)	December 31, 2007 (audited)
ASSETS
Current Assets
Cash and cash equivalents	$3,486	$3,483
Restricted cash	-	3,400
Accounts receivable:
Billed, net of allowance for doubtful accounts of $1,297 and $636, respectively	20,340	11,335
Unbilled	2,212	3,447
Other	-	640
Prepaid expenses and other current assets	286	309
Total Current Assets	26,324	22,614

Proved oil and gas properties, (full cost method), net of accumulated depletion and impairments of $5,260 and $5,260, respectively	5,248	5,248
Other mineral reserves	783	783
Property and equipment, net	5,782	10,597
Asset held for sale	4,205	-
Other assets	52	209
Debt issuance costs, net of accumulated amortization of $369 and $29, respectively	1,660	1,690
Goodwill	30,982	32,624
Other Intangible assets, net	6,005	985
Total Assets	$81,041	$74,750

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,166	$4,066
Bank overdrafts	-	3,442
Accrued liabilities	4,404	2,949
Customer deposits	2,846	1,358
Deferred revenue	2,214	-
Current portion of long term debt	7,768	3,208
Total Current Liabilities	28,398	15,023
Asset retirement obligations	140	133
Long-term debt	12,973	13,929
Total Liabilities	41,511	29,085

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par value: 100,000,000 authorized; 43,375,160 and 42,948,921 shares issued and outstanding, respectively	41,863	40,699
Additional paid-in capital	14,488	13,417
Accumulated deficit	(16,821)	(8,451)
Total Stockholders' Equity	39,530	45,665
Total Liabilities and Stockholders' Equity	$81,041	$74,750

EPiC ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(8,370)	$(2,332)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and depletion	1,967	-
Loss on sale of property and equipment	485	-
Impairment of oil and gas properties	-	1,339
Accretion expense	7	9
Amortization of debt discount and debt issuance costs	2,624	-
Lease operating expense	258	203
Reserve for doubtful accounts	661	-
Stock-based compensation expense	875	276
Imputed interest on acquisition	-	115
Changes in operating assets and liabilities:
Accounts receivable	(7,508)	85
Prepaid expenses and other current assets	28	109
Other non-current assets	157	(305)
Accounts payable	7,027	(200)
Accrued liabilities	1,450	367
Customer deposits	1,488	-
Deferred revenue	2,214	-
Net cash provided by (used in) operating activities	3,363	(334)

INVESTING ACTIVITIES:
Decrease in restricted cash	2,491	-
Investment in joint venture	-	(23)
Acquisition of property and equipment	(1,352)	(1)
Acquisition of Carnrite, net of cash received	-	48
Acquisition of EIS, net of cash received	(232)	-
Net cash provided by investing activities	907	24

FINANCING ACTIVITIES:
Bank overdrafts	(3,442)	-
Payments on debt	(825)	(103)
Proceeds from debt	-	-
Net proceeds from issuance of common stock	-	524
Net cash provided by (used in) financing activities	(4,267)	421
Net Increase in Cash and Cash Equivalents	3	111
Cash and Cash Equivalents, Beginning of period	3,483	590
Cash and Cash Equivalents, End of period	$3,486	$701

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for Interest	$2,115	$6

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for EIS acquisition	$1,050	$-
Property and equipment acquired for notes payable	$488	$-
Stock issued for acquisition of Carnrite	$-	$8,305

CONTACTS:
Rex P. Doyle, Chief Executive Officer
281-419-3742 / rdoyle@1epic.com

Lisa Elliott, Sr. Vice President
DRG&E ● IR Counsel
713-529-6600 / lelliott@drg-e.com